UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Upstart Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

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UPSTART HOLDINGS, INC.

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

To be held at 9:00 a.m. Pacific Time on Wednesday, May 26, 2021

TO STOCKHOLDERS OF UPSTART HOLDINGS, INC.:

The 2021 annual meeting of stockholders (the “2021 Annual Meeting”) of Upstart Holdings, Inc., a Delaware corporation, will be held virtually on Wednesday, May 26, 2021, at 9:00 a.m. Pacific Time. You may attend the 2021 Annual Meeting by visiting www.virtualshareholdermeeting.com/UPST2021, where you will be able to listen to the meeting live, submit questions and vote online. We are holding the 2021 Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:

1.	elect as Class I directors the two nominees named in the accompanying proxy statement to serve until the 2024 annual meeting of stockholders or until their successors are duly elected and qualified;

2.	ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our current fiscal year ending December 31, 2021; and

3.	transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Our board of directors recommends that you vote “FOR” the director nominees named in Proposal One and “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm as described in Proposal Two.

Our board of directors has fixed the close of business on April 1, 2021 as the record date for the meeting. Only stockholders of record of our common stock on April 1, 2021 are entitled to notice of, and to vote at, the 2021 Annual Meeting. Our proxy statement contains further information regarding voting rights and the matters to be voted upon.

On or about April 14, 2021, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”), containing instructions on how to access our proxy statement for our annual meeting and our annual report to stockholders over the Internet. The Notice provides instructions on how to vote and includes instructions on how to receive a copy of our proxy materials and annual report by mail or e-mail. The Notice, our proxy statement and our annual report to stockholders can be accessed directly at the following Internet address: www.proxyvote.com, using the control number located on the Notice or, if you requested to receive a printed copy of the proxy materials, your accompanying proxy card.

Your vote is important. Whether or not you plan to attend the 2021 Annual Meeting, we urge you to submit your vote as soon as possible to ensure your shares are represented. We encourage you to submit your proxy or voting instructions via the Internet, which is convenient, helps reduce the environmental impact of our annual meeting and saves us significant postage and processing costs. For instructions on voting, please refer to your proxy card or the Notice or page 2 of the accompanying proxy statement.

We appreciate your continued support of, and continued interest in, Upstart.

By order of the Board of Directors,

Alison Nicoll

General Counsel and Corporate Secretary

San Mateo, California

UPSTART HOLDINGS, INC.

PROXY STATEMENT

2021 ANNUAL MEETING OF STOCKHOLDERS

To be held at 9:00 a.m. Pacific Time on Wednesday, May 26, 2021

This proxy statement is being furnished by Upstart Holdings, Inc. in connection with the solicitation of proxies by our Board of Directors for use at the 2021 Annual Meeting of Stockholders of Upstart Holdings, Inc. to be held on Wednesday, May 26, 2021, at 9:00 a.m. Pacific Time, solely via live webcast on the Internet at www.virtualshareholdermeeting.com/UPST2021, and for any postponements, adjournments or continuations thereof (the “2021 Annual Meeting”).

On or about April 14, 2021, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”), containing instructions on how to access this proxy statement for the 2021 Annual Meeting and our Annual Report on Form 10-K for the year ended December 31, 2020, to stockholders entitled to vote at the 2021 Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.

What matters am I voting on?

You will be voting on:

•	the election of the Class I directors named in this proxy statement, each to serve until our 2024 annual meeting of stockholders, or until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our current fiscal year ending December 31, 2021; and

•	any other business as may properly come before the 2021 Annual Meeting.

How does the board of directors recommend I vote on these proposals?

Our board of directors recommends that you vote your shares:

•	“FOR” the two nominees named in this proxy statement for election as Class I directors;

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2021.

Who is soliciting my vote?

Our board of directors is soliciting your vote in connection with the 2021 Annual Meeting.

Who is entitled to vote?

Only holders of our common stock as of the close of business on April 1, 2021, the record date, are entitled to vote at the 2021 Annual Meeting. As of the record date, there were 73,908,252 shares of our common stock outstanding and entitled to vote. In deciding all matters at the 2021 Annual Meeting, each stockholder will be entitled to one vote for each share of common stock held on the record date. We do not have cumulative voting rights for the election of directors.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many of our stockholders hold their shares as beneficial owners through a brokerage firm or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially through a broker or other nominee “in street name.”

Registered stockholders or stockholders of record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and the proxy statement was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to our designated proxy holders listed in this proxy statement or to attend online and vote at the 2021 Annual Meeting.

Beneficial owners or street name stockholders

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held “in street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you may direct your broker or nominee on how to vote your shares. If you requested printed proxy materials, your broker, bank or nominee has enclosed a voting instruction form for you to use in directing the broker, bank or nominee regarding how to vote your shares.

How can I contact Upstart’s transfer agent?

Stockholders may contact our transfer agent, American Stock Transfer & Trust Company, LLC, by calling 1-800-937-5449, by emailing help@astfinancial.com, or by writing to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219. Also see our transfer agent’s website at www.astfinancial.com to get more information about these matters.

How do I vote?

There are four ways to vote:

1.

Online Prior to the Annual Meeting. You may vote by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 25, 2021 (have the Notice or proxy card in hand when you visit the website for the 16-digit control number needed to vote);

2.

Phone. If you request printed copies of the proxy materials by mail, you will receive a proxy card or a voting instruction form and you may vote by calling the toll-free number found on the card., until 11:59 p.m. Eastern Time on May 25, 2021;

3.

Mail. If you request printed copies of the proxy materials by mail, you will receive a proxy card or voting instruction form and you may vote by completing and mailing your proxy card or voting instruction form; or

4.

During the Annual Meeting. You may vote by attending and voting virtually via the Internet during the 2021 Annual Meeting. If you desire to vote during the meeting, please follow the instructions for attending and voting during the 2021 Annual Meeting posted at www.virtualshareholdermeeting.com/UPST2021. All votes must be received by the independent inspector before the polls close during the meeting.

Can I change my vote or revoke my proxy?

Yes. You can change your vote or revoke your proxy at any time before the 2021 Annual Meeting by:

•	casting a new vote by Internet or by telephone before 11:59 p.m., Eastern Time, on May 25, 2021;

•	returning a later-dated proxy card;

•	notifying the corporate secretary of Upstart Holdings, Inc., in writing, at 2950 S. Delaware Street, Suite 300, San Mateo, California 94403; or

•	virtually attending the 2021 Annual Meeting and voting electronically.

Simply attending the 2021 Annual Meeting will not cause your previously granted proxy to be revoked.

What is the effect of giving a proxy?

A proxy is your legal designation of another person to vote the stock you own at the 2021 Annual Meeting. The person you designate is your “proxy,” and you give your proxy authority to vote your shares by voting by telephone or over the Internet, or if you requested to receive a printed copy of the proxy materials, by submitting the proxy card.

Proxies are solicited by and on behalf of our board of directors, and our board of directors has designated Dave Girouard, Sanjay Datta and Alison Nicoll to serve as proxy holders for the 2021 Annual Meeting. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the 2021 Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors described above. If any matters not described in the proxy statement are properly presented at the 2021 Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the 2021 Annual Meeting is adjourned or postponed, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report to our stockholders, primarily via the Internet. On or about April 14, 2021, we expect to mail to our stockholders the Notice that contains instructions on how to access our proxy materials on the Internet, how to vote on the proposals to be presented at the 2021 Annual Meeting, and how to request printed copies of the proxy materials and our Annual Report on Form 10-K.

Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce our costs and the environmental impact of our annual meetings.

Who will count the votes?

The inspector of election appointed by our board of directors for the 2021 Annual Meeting is responsible for counting votes.

What is a quorum?

A quorum is the minimum number of shares required to virtually attend or be represented by proxy at the 2021 Annual Meeting for the meeting to be properly held and business to be conducted at the meeting in accordance with our bylaws and Delaware law. If there is no quorum at the 2021 Annual Meeting, either the chairperson of the meeting or the stockholders entitled to vote who are present at the meeting may adjourn the meeting to another date. The presence, online or by proxy, of stockholders entitled to cast a majority of all issued and outstanding shares of common stock entitled to vote at the 2021 Annual Meeting will constitute a quorum at the meeting.

A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (referred to as “stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock, referred to as a “broker non-vote,” held in street name with respect to certain matters in the absence of instructions from the beneficial owner of the stock. The shares subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum.

How many votes are needed for approval of each matter?

Proposal No. 1 - Election of Directors: The election of directors requires a plurality vote of the shares of common stock present virtually or by proxy at the 2021 Annual Meeting. “Plurality” means that the nominees who receive the largest number of votes cast “FOR” are elected as directors. As a result, any shares not voted “FOR” with respect to a particular nominee (whether as a result of a stockholder abstention or withholding or a broker non-vote) will not be counted and will have no effect on the outcome of the election.

Proposal No. 2 - Ratification of the Appointment of Deloitte & Touche LLP: The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2021 must receive the affirmative “FOR” vote of a majority of the shares present virtually or by proxy at the 2021 Annual Meeting and entitled to vote thereon to be approved. Abstentions are considered votes cast and thus will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

How are proxies solicited for the 2021 Annual Meeting?

The board of directors is soliciting proxies for use at the 2021 Annual Meeting. All expenses associated with this solicitation, including the cost of preparing, assembling, printing, filing, mailing and otherwise distributing the Notice or proxy materials and soliciting votes for use at the 2021 Annual Meeting will be borne by Upstart Holdings, Inc. If you choose to access the proxy materials or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for any telephone charges you may incur. In addition to the mailing of the Notice or proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

If your broker holds your shares as your nominee (that is, in “street name”), you will need to follow the instructions your broker provides to instruct your broker on how to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items and failure to provide instructions on non-routine items will result in a “broker non-vote.” Only the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 (Proposal No. 2) is considered routine under applicable rules. The election of directors (Proposal No. 1) is not considered a routine matter, and without your instruction, your broker cannot vote your shares for the election of directors.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Upstart Holdings, Inc. or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Where can I find the voting results of the 2021 Annual Meeting?

If possible, we will announce preliminary voting results at the 2021 Annual Meeting. We will also disclose final voting results on a Current Report on Form 8-K that we expect to file with the SEC within four business days after the 2021 Annual Meeting. If final voting results are not available to us in time to file a Form 8-K, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure approved by the SEC called “householding” to limit duplicate copies of our proxy materials being printed and delivered to stockholders sharing the same household. Under this householding procedure, we send only a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders of record who share the same address unless one of those stockholders notifies us that the stockholder would like a separate copy of the Notice or proxy materials. This householding procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy, of the Notice and, if applicable, the proxy materials, stockholders may contact us by email at ir@upstart.com, by telephone at (650) 204-1000 or at the following address:

Upstart Holdings, Inc.

Attention: Investor Relations

2950 S. Delaware Street, Suite 300

San Mateo, California 94403

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our corporate secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2022 annual meeting of stockholders, unless the date of our 2022 annual meeting is changed by more than 30 days from the date of the 2021 Annual Meeting, our corporate secretary must receive the written proposal at our principal executive offices not later than December 15, 2021. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Upstart Holdings, Inc.

Attention: Corporate Secretary

2950 S. Delaware Street, Suite 300

San Mateo, California 94403

Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (1) pursuant to Upstart Holdings, Inc.’s notice of meeting (or any supplement thereto); (2) by or at the direction of the board of directors; (3) as may be provided in the certificate of designations for any class or series of preferred stock; or (4) by any stockholder of the Company who (A) is a stockholder of record at the time of giving of the notice contemplated by our bylaws; (B) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the annual meeting; (C) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the annual meeting; (D) is a stockholder of record at the time of the annual meeting; and (E) complies with the procedures set forth in our bylaws. To be timely for our 2022 annual meeting of stockholders, our corporate secretary must receive the written notice at our principal executive offices no earlier than 8:00 a.m. Pacific Time on January 26, 2022 and no later than 5:00 p.m. Pacific Time on February 25, 2022.

However, if we hold our 2022 annual meeting of stockholders more than 25 days before or after the one-year anniversary date of the 2021 Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than 8:00 a.m., Pacific Time, on the 120th day before such annual meeting and no later than 5:00 p.m., Pacific Time, on the 10th day following the day on which public announcement of the date of such meeting is first made. If, after complying with the provisions above, a stockholder, or such stockholder’s qualified representative, does not appear at such annual meeting to present the stockholder’s proposal, we are not required to present the proposal for a vote at such meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our corporate secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section of this proxy statement captioned “Board of Directors and Corporate Governance - Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our bylaws permit stockholders of record to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must be entitled to vote at the annual meeting and provide the information required by our bylaws. In addition, the stockholder must give timely notice to our corporate secretary in accordance with our bylaws, which, in general, require that the notice be received by our corporate secretary within the time period described above under “What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?”

Availability of Bylaws

A copy of our bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov or on the Investor Relations page of our website at https://ir.upstart.com/investor-relations. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

What does being an “emerging growth company” mean?

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise generally applicable to public companies. These provisions include:

•	an exemption from compliance with the auditor attestation requirement on the effectiveness of our internal control over financial reporting;

•

an exemption from compliance with any requirement that the Public Company Accounting Oversight Board may adopt regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	reduced disclosure about our executive compensation arrangements;

•	extended transition periods for complying with new or revised accounting standards; and

•	exemptions from the requirements to obtain a non-binding advisory vote on executive compensation or a stockholder approval of any golden parachute arrangement.

We will remain an emerging growth company until the earliest to occur of the following:

•	the last day of the fiscal year in which we have more than $1.07 billion in annual revenue;

•	the end of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year;

•	the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities; and

•	the last day of the fiscal year ending after the fifth anniversary of our initial public offering.

We intend to take advantage of certain of the available benefits under the JOBS Act. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

Why is this Annual Meeting being held virtually?

We are continuously exploring technologies and services that will best permit our stockholders to engage with us from any location around the world and exercise their vote. We have decided to conduct the 2021 Annual Meeting on a virtual basis because we believe a virtual meeting provides expanded access, improves communication and enables increased stockholder attendance and participation.

We are excited to embrace the latest technology to provide ease of access and real-time communication, while reducing the environmental impact and costs associated with an in-person meeting. We believe that by hosting our 2021 Annual Meeting virtually, our stockholders will be provided the same rights and opportunities to participate as they would at an in-person meeting, while offering a greater level of flexibility for many of our stockholders who may not be able to attend an annual meeting of stockholders in person, particularly in light of the current COVID-19 pandemic and related restrictions and guidance on public gatherings.

How can I submit a question during the 2021 Annual Meeting?

If you want to submit a question during the 2021 Annual Meeting, log into www.virtualshareholdermeeting.com/UPST2021, type your question into the “Ask a Question” field, and click

“Submit.” Stockholders are permitted to submit questions during the 2021 Annual Meeting via the virtual meeting website, with a limit of one question per stockholder. We will answer as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting. Only questions that are relevant to an agenda item to be voted on by stockholders will be answered.

What if I have technical difficulties or trouble accessing the 2021 Annual Meeting?

We encourage you to access the Annual Meeting before it begins. Online check-in will start at approximately 8:45 a.m. Pacific Time on May 26, 2021. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the login page at www.virtualshareholdermeeting.com/UPST2021. Technical support will be available starting at 8:45 a.m. Pacific Time on the day of the Annual Meeting and will remain available until the 2021 Annual Meeting has ended.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our business affairs are managed under the direction of our board of directors. We have a classified board of directors consisting of three classes, each serving staggered three-year terms. The following table sets forth the names, ages as of March 31, 2021, and certain other information for each of the directors with terms expiring at the 2021 Annual Meeting and nominees for election as a director at the 2021 Annual Meeting and for each of the members of our board of directors not standing for election or re-election at the 2021 Annual Meeting. Oskar Mielczarek de la Miel is not standing for re-election at the 2021 Annual Meeting.

Nominees	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Dave Girouard	I	55	Chief Executive Officer, Chairperson of the Board	2012	2021	2024
Hilliard C. Terry, III(1)	I	51	Director	2019	2021	2024
Directors Not Standing for Election or Re-Election
Paul Gu	II	30	SVP, Product and Data Science, Director	2015	2022	—
Sukhinder Singh Cassidy(2)	II	51	Director	2020	2022	—
Kerry W. Cooper	III	49	Director	2021	2023	—
Mary Hentges(1)	III	62	Director	2019	2023	—
Oskar Mielczarek de la Miel(3)*	I	48	Director	2016	2021	—
Ciaran O’Kelly(1)(3)	III	52	Director	2018	2023	—
Robert Schwartz(2)(3)	II	59	Director	2015	2022	—

(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating and corporate governance committee
*	Mr. Mielczarek de la Miel will not be standing for re-election at the 2021 Annual Meeting.

Nominees for Director

Dave Girouard. Mr. Girouard is one of our co-founders and has served as our Chief Executive Officer and a member of our board of directors since our incorporation. From February 2004 to April 2012, Mr. Girouard served in various roles at Google, a technology company, most recently as President of Google Enterprise, where he helped build Google’s cloud applications business worldwide, including product development, sales, marketing, and customer support. He started his career in Silicon Valley as a Product Manager at Apple, a technology company, and previously served as an associate in the consulting firm Booz Allen’s Information Technology practice. Mr. Girouard’s career began in software development with the Boston office of Accenture, a consulting firm. He graduated from Dartmouth College with a B.A. in Engineering Sciences and a B.E. in Computer Engineering. Mr. Girouard also holds an M.B.A. from the University of Michigan with High Distinction.

Mr. Girouard was selected to serve on our board of directors because of the perspective and experience he brings as our Chief Executive Officer and as one of our co-founders, as well as his extensive experience with technology companies.

Hilliard C. Terry, III. Mr. Terry has served as a member of our board of directors since February 2019. Currently, Mr. Terry is an advisor and interim CEO to a private equity-backed portfolio company. From January

2012 to October 2018, he served as Executive Vice President and Chief Financial Officer of Textainer Group Holdings Limited, an intermodal marine container management and leasing company. Before joining Textainer, Mr. Terry was Vice President and Treasurer of Agilent Technologies, Inc., which he joined in 1999, prior to the company’s initial public offering and spinoff from Hewlett-Packard Company. He previously held positions in investor relations and/or investment banking with Kenetech Corporation, an alternative energy company, VeriFone, Inc., a payments company, and Goldman Sachs & Co., a financial services firm. Mr. Terry is currently a director of Umpqua Holdings Corporation, a bank holding company, where he chairs the Audit and Compliance Committee and serves on the Finance and Capital, Nominating & Governance and Strategy Committees, and TLG One Acquisition Corporation, a special purpose acquisition company. Mr. Terry holds a B.A. in Economics from the University of California, Berkeley and an M.B.A. from Golden Gate University.

Mr. Terry was selected to serve on our board of directors because of his financial expertise and experience in the banking industry.

Directors Not Standing for Election or Re-Election

Sukhinder Singh Cassidy. Ms. Singh Cassidy has served as a member of our board of directors since February 2020. Since June 2015, Ms. Singh Cassidy has served as the founder and chairman of the Boardlist, and in February 2021 began serving as a Founding Venture Partner of the Acrew Diversify Capital Fund, a growth stage fund aimed at diversifying the cap tables of leading growth companies. Ms. Singh Cassidy most recently served as the President of StubHub Inc., a technology company, from May 2018 to May 2020. From 2011 to September 2017, Ms. Singh Cassidy served in various roles at Joyus, Inc., an internet video shopping network, most recently as Founder and Chairman. From 2003 to 2009, she served in various senior executive roles at Google, Inc., a technology company, most recently as President of Asia Pacific and Latin America Operations. Earlier in her career, she co-founded fintech pioneer Yodlee, Inc, which went public in 2014. She is currently a director of Urban Outfitters, Inc. Ms. Singh Cassidy previously served on the board of Tripadvisor, Inc and the board of Ericsson until 2018. Ms. Singh Cassidy holds a B.A. in Business Administration from the Ivey Business School at Western University.

Ms. Singh Cassidy was selected to serve on our board of directors because of her extensive experience as an executive in the technology industry and her experience serving as a director of a publicly traded company.

Kerry W. Cooper. Ms. Cooper has served as a member of our board of directors since March 2021. Ms. Cooper served as President and Chief Operating Officer of Rothy’s, a direct to consumer footwear company, from November 2017 to January 2020. Before joining Rothy’s, Ms. Cooper was Chief Executive Officer of Choose Energy, a consumer services energy company, from 2013 to 2016. She is currently a director of PG&E Corp., a utility, and TPB Acquisition Corp I. Ms. Cooper holds a B.S. in Mechanical Engineering from University of Texas at Austin and an M.B.A. from Harvard Business School.

Ms. Cooper was selected to serve on our board of directors because of her extensive experience as an executive in the consumer space.

Paul Gu. Mr. Gu is one of our co-founders and has served in various roles since April 2012, including most recently as our Senior Vice President, Product and Data Science. He has also served as a member of our board of directors since April 2015. Mr. Gu has a background in quantitative finance, built his first algorithmic trading strategies on the Interactive Brokers API at the age of 20 and previously worked in risk analysis at the D.E. Shaw Group, a hedge fund, in 2011. During college, Mr. Gu led underwriting for two non-profit microlenders in the United States. Mr. Gu studied economics and computer science at Yale University and then joined the Thiel Fellowship.

Mr. Gu was selected to serve on our board of directors because of the perspective and experience he brings as our Senior Vice President, Product and Data Science and as one of our co-founders, as well as his expertise in data science.

Mary Hentges. Ms. Hentges has served as a member of our board of directors since December 2019. Ms. Hentges served as the Interim Chief Financial Officer for ShotSpotter, a precision-policing solutions company from October 2020 to January 2021 Ms. Hentges previously served as the Chief Financial Officer of Yapstone, Inc., a financial services company, from 2012 to 2014, the Chief Financial Officer of CBS Interactive, a media company, from 2010 to 2012, and the Chief Financial Officer of PayPal, Inc. from 2003 to 2010. She is also a Certified Public Accountant (inactive). Ms. Hentges holds a B.S. in Accounting from Arizona State University.

Ms. Hentges was selected to serve on our board of directors because of her financial expertise and extensive experience as an executive in the technology industry.

Ciaran O’Kelly. Ciaran O’Kelly has served as a member of our board of directors since April 2018. Mr. O’Kelly has been a full-time employee of Square, Inc. since August 2020. From 2009 to 2013, Mr. O’Kelly served in various roles at Nomura Securities, a financial services firm, most recently as Senior Managing Director and Head of Equities, Americas. Prior to 2009, Mr. O’Kelly served in various roles at two financial services firms, Bank of America, including Head of Global Equities and Head of Equity Capital Markets, and Salomon Smith Barney, including Head of Equity Trading. He previously served on the board of Square Financial Services, Inc., a technology company, Bank of America Securities and Nomura Securities International. Mr. O’Kelly holds a B.B.S. in Business Studies from Dublin City University.

Mr. O’Kelly was selected to serve on our board of directors because of the perspective and extensive experience he brings from his background in financial services.

Oskar Mielczarek de la Miel. Mr. Mielczarek de la Miel has served as a member of our board of directors since November 2016. Mr. Mielczarek de la Miel has notified us of his decision to retire from service on our board of directors following completion of his current term and will not stand for re-election at the 2021 Annual Meeting. Mr. Mielczarek de la Miel is an executive officer of Rakuten, Inc. a technology company, and is Managing Partner at Rakuten Capital, the corporate venture capital arm of Rakuten, Inc., where he manages fintech, mobility, digital media and other investments. He also serves on the board of directors for Rakuten Europe S.a.r.l., Azimo, Ltd, 1XL PremFina, Ltd, Cyndx Holdco, Inc., Glovapp23, S.L., FeverLabs, Inc. and Contenidos y Marcas, S.L. Prior to joining Rakuten, Mr. Mielczarek de la Miel served in various roles in the financial industry, including in investment banking at J.P. Morgan and Merrill Lynch, financial services firms. Mr. Mielczarek de la Miel holds a B.A. from ICADE in Spain and an M.B.A. from Harvard Business School.

Mr. Mielczarek de la Miel was selected to serve on our board of directors because of his experience in the venture capital industry and his international market knowledge and experience serving as a director of various private companies.

Robert Schwartz. Mr. Schwartz has served as a member of our board of directors since June 2015. Since June 2000, Mr. Schwartz has been Managing Partner of Third Point Ventures, the Menlo Park, California based venture capital arm of Third Point LLC, which is a registered investment adviser based in New York and the investment manager of the Third Point Funds. He previously served on the board of Apigee and the board of Enphase Energy until 2016. Previously, for 23 years, Mr. Schwartz was the President of RF Associates North, a privately held communications semiconductor manufacturer’s representative firm. Mr. Schwartz holds a multi-discipline engineering degree from the University of California, Berkeley.

Mr. Schwartz was selected to serve on our board of directors because of his experience in the venture capital industry and his market knowledge and experience serving as a director of various private and public companies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

Our common stock is listed on Nasdaq Global Select Market. Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of the Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit and compensation committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of a listed company’s board of directors, no relationships exist between the Company and the director that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

To be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of our directors. Based upon information requested from and provided by each director concerning his and her background, employment and affiliations, including family relationships, our board of directors has determined that Kerry W. Cooper, Mary Hentges, Oskar Mielczarek de la Miel, Ciaran O’Kelly, Robert Schwartz, Sukhinder Singh Cassidy and Hilliard C. Terry, III do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of the Nasdaq Global Select Market. Our board of directors also determined that the members of our audit committee, Hilliard C. Terry, III, Mary Hentges, and Ciaran O’Kelly, the members of our compensation committee, Sukhinder Singh Cassidy and Robert Schwartz, and the members of our nominating and corporate governance committee, Ciaran O’Kelly, Oskar Mielczarek de la Miel and Robert Schwartz, satisfy the independence standards for the committees on which they serve as established by applicable SEC rules and the rules of Nasdaq. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Board Leadership Structure

Dave Girouard, our co-founder and Chief Executive Officer, serves as Chairperson of our board of directors, presides over meetings of our board of directors, and holds such other powers and carries out such other duties as are customarily carried out by the Chairperson of the board of directors. Our independent directors bring experience, oversight and expertise from outside of our company, while Mr. Girouard and Mr. Gu each bring company-specific experience, leadership and insight as our co-founders and Chief Executive Officer and SVP of Product and Data Science, respectively.

Our board of directors has adopted corporate governance guidelines that provide that one of our independent directors should serve as our Lead Independent Director if the Chairperson of the board of directors is not independent. Our board of directors has appointed Sukhinder Singh Cassidy to serve as our Lead Independent Director. As Lead Independent Director, Ms. Singh Cassidy presides over periodic meetings of our independent directors, serves as a liaison between our Chairperson and our independent directors, and performs such additional duties as our board of directors may otherwise determine and delegate. Our board of directors believes that this structure is appropriate and offers independent leadership and engagement from the Lead Independent Director, while providing the benefit of having our Chief Executive Officer, the individual with primary responsibility for managing the company’s day-to-day operations, chair regular board of directors’ meetings as key business and strategic issues are discussed.

Board Meetings

During the fiscal year ended December 31, 2020, our board of directors held ten meetings (including regularly scheduled and special meetings). Each director attended 75% or more of the total number of meetings of the board of directors and the committees of which he or she was a member held during the portion of the last fiscal year for which he or she was a director or committee member.

Members of our board of directors are encouraged to attend our annual meetings of stockholders, but we do not have a formal policy regarding director attendance. The 2021 Annual Meeting is our first annual meeting of stockholders.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.

Audit Committee

Our audit committee consists of Hilliard C. Terry III, Mary Hentges, and Ciaran O’Kelly with Mr. Terry serving as Chairperson, each of whom meets the requirements for independence under the listing standards of the Nasdaq Global Select Market and SEC rules and regulations. Each member of our audit committee also meets the financial literacy and sophistication requirements of the listing standards of the Nasdaq Global Select Market. In addition, our board of directors has determined that Ms. Hentges and Mr. Terry are both audit committee financial experts within the meaning of Item 407(d) of Regulation S-K under the Securities Act. Our audit committee, among other things:

•	selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helps to ensure the independence and performance of the independent registered public accounting firm;

•

discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and the independent registered public accounting firm, our interim and year-end results of operation;

•	develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviews our policies on risk assessment and risk management;

•	reviews related party transactions; and

•

approves or, as required, pre-approves, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the Nasdaq Global Select Market. A copy of the charter for our audit committee is available on our website at ir.upstart.com.

During 2020, our audit committee held seven meetings.

Compensation Committee

Our compensation committee consists of Sukhinder Singh Cassidy and Robert Schwartz, with Ms. Singh Cassidy serving as Chairperson, each of whom meets the requirements for independence under the listing standards of the Nasdaq Global Select Market and SEC rules and regulations. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, or Rule 16b-3. Our compensation committee, among other things:

•	reviews, approves, and determines, or makes recommendations to our board of directors regarding, the compensation of our executive officers;

•	administers our equity compensation plans;

•	reviews and approves and makes recommendations to our board of directors regarding incentive compensation and equity compensation plans; and

•	establishes and periodically reviews policies and programs relating to compensation and benefits of our employees and executives.

Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the Nasdaq Global Select Market. A copy of the charter for our compensation committee is available on our website at ir.upstart.com.

During 2020, our compensation committee held six meetings.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Ciaran O’Kelly , Oskar Mielczarek de la Miel and Robert Schwartz, with Mr. O’Kelly serving as Chairperson, each of whom meets the requirements for independence under the listing standards of the Nasdaq Global Select Market and SEC rules and regulations. Mr. Mielczarek de la Miel will not stand for re-election as a director at the 2021 Annual Meeting and his service will cease on the date of the 2021 Annual Meeting. Our nominating and corporate governance committee, among other things:

•	identifies, evaluates, and selects, or makes recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;

•	evaluates the performance of our board of directors and of individual directors;

•	considers and makes recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting; and

•	develops and makes recommendations to our board of directors regarding corporate governance guidelines and matters.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of the Nasdaq Global Select Market. A copy of the charter for our nominating and corporate governance committee is available on our website at ir.upstart.com .

During 2020, our nominating and corporate governance committee held one meeting.

Board and Board Committees Self-Evaluation Process

Board and committee evaluations play a critical role in ensuring the effective functioning of our board of directors and its committees. Our board of directors annually evaluates the performance of the board of directors and its committees. As part of the self-assessment process, directors will be provided with questionnaires and participate in a guided, interview-based self-evaluation designed to offer a thoughtful reflection on the board of directors and its committees’ performance. As set forth in its charter, the Nominating and Corporate Governance Committee oversees this self-evaluation process. The Nominating and Corporate Governance Committee reviews the questionnaires and considers whether changes are recommended and reports the results to the board of directors.

Considerations in Evaluating Director Nominees

Our board of directors and our nominating and corporate governance committee regularly review the composition of the board of directors and use a variety of methods for identifying and evaluating potential directors whose perspectives, skills and experiences will enable them to make meaningful contributions to shaping the future of our company. In their evaluation of director candidates, they will consider the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors. Some of the qualifications that are considered include, without limitation, issues of character, integrity, judgment, business acumen, proven achievement and competence in one’s field, the ability to exercise sound business judgment, diversity, independence, tenure on the board of directors, skills that are complementary to the board of directors, understanding of our business, other commitments and the like. Other than the foregoing, there are no stated minimum criteria for director nominees.

Although the board of directors does not maintain a specific policy with respect to board diversity, the board of directors believes that the board should be a diverse body, and the nominating and corporate governance committee considers a broad range of perspectives, backgrounds and experiences. In making determinations regarding nominations of directors, the nominating and corporate governance committee may take into account the benefits of diverse viewpoints.

Stockholder Recommendations for Nominations to the Board of Directors

The nominating and corporate governance committee will consider candidates for directors recommended by stockholders so long as such recommendations comply with the certificate of incorporation and bylaws of our company and applicable laws, rules and regulations, including those promulgated by the SEC. The committee will evaluate such recommendations in accordance with its charter, our bylaws and the regular nominee criteria described above. This process is designed to ensure that the board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our corporate secretary in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our stock and a signed letter from the candidate confirming willingness to serve on our board of directors, among other required information. The committee has discretion to decide which individuals to recommend for nomination as directors.

A stockholder of record can nominate a candidate directly for election to the board of directors by complying with the requirements and procedures in Section 2.4 of our bylaws. For additional information regarding stockholder nominations of director candidates, see the section of this proxy statement captioned “General Information - What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?”

Stockholder and Interested Party Communications with the Board of Directors

Stockholders and interested parties wishing to communicate with a non-management member of our board of directors may do so by writing to such director and either mailing the correspondence to: Upstart Holdings, Inc., Attention: Corporate Secretary, 2950 S. Delaware Street, Suite 300, San Mateo, California 94403 or

sending the correspondence by email to corporate_secretary@upstart.com. All such communications will be forwarded to the appropriate committee of the board of directors, or if none is specified, to the chairman of the board of directors.

Corporate Governance Guidelines and Code of Ethics

Our board of directors has adopted corporate governance guidelines. These guidelines address, among other items, the responsibilities of our directors, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a code of ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior officers. Our corporate governance guidelines and code of ethics are available on our website at ir.upstart.com. We intend to disclose any amendments to our code of ethics or waivers of its requirements, on our website or in filings under the Exchange Act.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an executive officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or on our compensation committee.

Non-Employee Director Compensation

The compensation paid to Messrs. Girouard and Gu in respect of their employment for the year ended December 31, 2020 is included in the Summary Compensation Table in the section of this proxy statement captioned “Executive Compensation.” The following table provides information concerning compensation earned by our non-employee directors during the year ended December 31, 2020.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
Mary Hentges	1,753	—	1,753
Oskar Mielczarek de la Miel	1,490	—	1,490
Ciaran O’Kelly	2,104	312,029	314,133
Robert Schwartz	—	—	—
Sukhinder Singh Cassidy	3,025	631,609	634,634
Hilliard C. Terry, III	2,192	—	2,192

(1)

The following cash amounts were paid pursuant to the director compensation policy in the first quarter of 2021 for services during 2020 on our board of directors or committee(s) of our board of directors. Kerry W. Cooper was granted 2,297 restricted stock units in March 2021 in connection with her joining our board of directors and Ms. Cooper will also receive other compensation pursuant to our Outside Director Compensation Policy.

(2)

The amounts reported in the “Option Awards” column represent the respective aggregate grant date fair value of such awards granted in 2020. The amounts have been computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718.

The following table lists all outstanding equity awards held by our non-employee directors as of December 31, 2020.

Name	Aggregate Number of Shares Underlying Outstanding Options	Number of Securities Underlying Unvested Stock Awards
Mary Hentges	128,295	69,494
Oskar Mielczarek de la Miel	—	—
Ciaran O’Kelly	192,443	26,729
Robert Schwartz	—	—
Sukhinder Singh Cassidy	128,295	80,185
Hilliard C. Terry, III	128,295	16,037

*

Kerry W. Cooper was granted 2,297 restricted stock units in March 2021 in connection with her joining our board of directors and Ms. Cooper will also receive other compensation pursuant to our Outside Director Compensation Policy.

Outside Director Compensation Policy

In October 2020 our board of directors adopted a new compensation policy for our non-employee directors, which was amended by our board of directors and approved by our stockholders in November 2020 and became effective upon the completion of our initial public offering. This policy was developed with input from our independent compensation consultant regarding practices and compensation levels at comparable companies. It is designed to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders.

Under this compensation policy, each non-employee director will receive the cash and equity compensation for board services described below. We will continue to reimburse our non-employee directors for reasonable, customary and documented travel expenses to board of directors or committee meetings.

The compensation policy includes a maximum annual limit of $1,000,000 of cash compensation and equity awards that may be paid, issued, or granted to a non-employee director in any fiscal year, increased to $2,000,000 in an individual’s first year of service as a non-employee director. For purposes of this limitation, the value of equity awards is based on the grant date fair value (determined in accordance with GAAP). Any cash compensation paid or equity awards granted to a person for their services as an employee, or for their services as a consultant (other than as a non-employee director), will not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to our non-employee directors.

Cash Compensation

Each non-employee director will be entitled to receive the following cash compensation for their services under the outside director compensation policy:

•	$30,000 per year for service as a board member;

•	$40,000 per year for service as non-employee chair of the board;

•	$25,000 per year for service as a lead independent director;

•	$20,000 per year for service as chair of the audit committee;

•	$10,000 per year for service as a member of the audit committee;

•	$14,000 per year for service as chair of the compensation committee;

•	$7,000 per year for service as a member of the compensation committee;

•	$8,000 per year for service as chair of the nominating and corporate governance committee; and

•	$4,000 per year for service as a member of the nominating and corporate governance committee.

Each non-employee director who serves as the chair of a committee will receive only the additional annual cash fee as the chair of the committee, and not the annual fee as a member of the committee, provided that each non-employee director who serves as the non-employee chair or the lead independent director will receive the annual fee for service as a board member and an additional annual fee as the non-employee chair or lead independent director. All cash payments to non-employee directors are paid annually in arrears on a pro-rated basis.

Election to Receive Restricted Stock Units in lieu of Cash Compensation

Each non-employee director may elect to convert all or a portion of his or her annual cash retainer payments into an award covering a number of restricted stock units, or a Retainer Award, with a grant date fair value (determined in accordance with GAAP) equal to the amount of the applicable annual cash retainer payment to which the Retainer Award relates.

Each individual who first becomes a non-employee director must make an election to receive Retainer Awards in lieu of cash payments, or a Retainer RSU Election, with respect to annual cash retainer payments relating to services to be performed in the same calendar year as such individual first becomes a non-employee director on or prior to the date that the individual first becomes a nonemployee director. Each non-employee director must make a Retainer RSU Election with respect to annual cash retainer payments relating to services to be performed in the following calendar year by no later than December 31 of each calendar year, or such earlier deadline as established by our board of directors or the compensation committee of our board of directors.

If a non-employee director who has made a valid Retainer RSU election ceases to be a non-employee director prior to the applicable grant date of a Retainer Award to which the Retainer RSU Election relates, the Retainer RSU Election will be treated as cancelled and the non-employee director will be eligible to receive a prorated payment of the annual payment of the non-employee director’s applicable annual cash retainer, calculated based on the number of days during the applicable calendar year the non-employee director served in the relevant capacities, in accordance with the terms and conditions of the policy.

Retainer awards will be granted on January 10 immediately following the end of the calendar year for which the corresponding annual cash retainer payment was earned, except that if such date is not a trading day, the associated grant of the applicable Retainer Award shall occur on the next trading day following such date. Each Retainer Award will be fully vested on the date of grant.

Equity Compensation

Initial Awards

Subject to the limits in our 2020 Equity Incentive Plan, each person who first becomes a non-employee director after the date of the effective date of the policy will receive, on the first trading date on or after the date on which the person first becomes a non-employee director, an initial award of restricted stock units (the “Initial Award”), covering a number of shares of our common stock having a grant date fair value (determined in accordance with GAAP) equal to $165,000; provided that any resulting fraction will be rounded down to the nearest whole share. The Initial Award will vest in its entirety on the one (1) year anniversary of the non-employee director’s initial start date, subject to the non-employee director continuing to be a non-employee director through the applicable vesting date. If the person was a member of our board of directors and also an employee, becoming a non-employee director due to termination of employment will not entitle them to an Initial Award.

Annual Awards

Subject to the limits in our 2020 Equity Incentive Plan, each non-employee director automatically will receive, on the date of each annual meeting of our stockholders following the effective date of the policy, an annual award of restricted stock units, or an Annual Award, covering a number of shares of our common stock having a grant date fair value (determined in accordance with GAAP) of $165,000; provided that the first annual award granted to an individual who first becomes a non-employee director following the effective date of the policy will have a grant date fair value equal to the product of (A) $165,000 multiplied by (B) a fraction, (i) the numerator of which is equal to the number of fully completed days between the non-employee director’s initial start date and the date of the first annual meeting of our stockholders to occur after such individual first becomes a non-employee director, and (ii) the denominator of which is 365; and provided further that any resulting fraction will be rounded down to the nearest whole share. Each Annual Award will vest in its entirety on the earlier of (x) the 1-year anniversary of the Annual Award’s grant date, or (y) the day immediately before the date of the next annual meeting of our stockholders that follows the grant date of the Annual Award, subject to the non-employee director’s continued service through the applicable vesting date.

In the event of a “change in control” (as defined in our 2020 Equity Incentive Plan), each non-employee director will fully vest in their outstanding company equity awards issued under the director compensation policy, including any Initial Award or Annual Award, immediately prior to the consummation of the change in control provided that the non-employee director continues to be a non-employee director through such date.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm, for the year ending December 31, 2021. Deloitte & Touche LLP served as our independent registered public accounting firm for the year ended December 31, 2020.

Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of our company and its stockholders. At the 2021 Annual Meeting, the stockholders are being asked to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Our audit committee is submitting the selection of Deloitte & Touche LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, our board of directors may reconsider the appointment.

Representatives of Deloitte & Touche LLP will participate at the 2021 Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table summarizes the fees we recognized for services rendered by Deloitte & Touche LLP for the fiscal years ended December 31, 2019 and 2020, inclusive of out-of-pocket expenses.

	Year Ended December 31
Fee Category	2019	2020
Audit Fees(1)	$1,516,608	$1,336,184
Audit related(2)	175,782	225,000
Tax fees	—	—
All other fees(3)	193,043	—

Total Fees	$1,885,432	$1,561,184

(1)

Audit fees consisted of fees for professional services rendered in connection with the annual audit of our consolidated financial statements, the review of our quarterly condensed consolidated financial statements, consultations on accounting matters directly related to the audit, and registration statement filings, including our Registration Statement on Form S-1 related to our initial public offering and issuance of consents and other matters.

(2)	Audit related fees consisted of fees for professional services rendered for service organization reports.
(3)	All other fees consisted of fees for compliance-related services and access to online accounting research applications.

Auditor Independence

In 2020, there were no other professional services provided by Deloitte & Touche LLP that would have required the audit committee to consider their compatibility with maintaining the independence of Deloitte & Touche LLP.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to its charter, the audit committee must review and approve, in advance, the scope and plans for the audits and the audit fees and approve in advance (or, where permitted under the rules and regulations of the SEC, subsequently) all non-audit services to be performed by the independent auditor that are not otherwise prohibited by law and any associated fees. Our audit committee has pre-approved all services performed by Deloitte & Touche LLP since the pre-approval policy was adopted prior to our IPO. The audit committee may delegate to one or more members of the committee the authority to pre-approve audit and permissible non-audit services, as long as this pre-approval is presented to the full committee at scheduled meetings.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP

REPORT OF THE AUDIT COMMITTEE

The audit committee of the board of directors is comprised solely of independent directors and operates under a written charter adopted by the board of directors, which charter is reviewed on an annual basis and amended as necessary by the board of directors upon recommendation by the audit committee. The composition of the audit committee, the attributes of its members, and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees.

The audit committee appoints an accounting firm as our independent registered public accounting firm. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and issuing a report thereon. Management is responsible for our internal controls and the financial reporting process. The audit committee is responsible for monitoring and overseeing these processes.

The audit committee held seven meetings during the year ended December 31, 2020. The meetings were designed to provide information to the audit committee necessary for it to conduct its oversight function of the external financial reporting activities and audit process of our company, and to facilitate and encourage communication between the audit committee, management and our independent registered public accounting firm, Deloitte & Touche LLP. Management represented to the audit committee that our financial statements were prepared in accordance with generally accepted accounting principles. The audit committee reviewed and discussed the audited financial statements for the year ended December 31, 2020 with management and the independent registered public accounting firm. The audit committee also instructed the independent registered public accounting firm that the audit committee expects to be advised if there are any subjects that require special attention.

The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC.

The audit committee has also received the written disclosures and the letter from the independent registered public accounting firm, Deloitte & Touche LLP, required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.

Based on its review of the audited financial statements and the various discussions noted above, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC.

The audit committee of the board of directors of Upstart Holdings, Inc.:

Hilliard C. Terry, III (Chairperson)

Mary Hentges

Ciaran O’Kelly

This report of the audit committee is required by the SEC. The material in this report is not “soliciting material,” is not be deemed “filed” with the SEC, and is not to be incorporated by reference into any filing made by Upstart Holdings, Inc. under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE OFFICERS

The names of our executive officers, their ages, their positions with Upstart Holdings, Inc., and other biographical information as of March 31, 2021, are set forth below. Executive officers are elected by our board of directors to hold office until their successors are elected and qualified. There are no familial relationships among our directors or executive officers.

Name	Age	Position
Dave Girouard	55	Chief Executive Officer, Chairperson of the Board
Sanjay Datta	47	Chief Financial Officer
Anna M. Counselman	40	SVP, People and Operations
Paul Gu	30	SVP, Product and Data Science, Director
Alison Nicoll	49	General Counsel

For the biographies of Mr. Girouard and Mr. Gu, see the section of this proxy statement captioned “Proposal No. 1 - Election of Directors-Nominees for Directors.”

Sanjay Datta. Mr. Datta has served as our Chief Financial Officer since December 2016. From June 2005 to December 2016, he served in various roles at Google, including as Vice President of Finance for Global Advertising, Finance Director of Corporate Revenue and Product Profitability, and in various international finance leadership positions based in Asia and Europe. Prior to Google, Mr. Datta worked at Artisan Capital, a private investment group, from November 2002 to May 2005, sourcing and reviewing prospective private equity investments, and worked at Deloitte Consulting, a consulting firm, from June 1996 to July 2000. Mr. Datta has a joint honors degree in Economics and Finance from McGill University in Montreal and an M.B.A. from Stanford University.

Anna M. Counselman. Ms. Counselman is one of our co-founders and has served in various roles since May 2012, including most recently as Senior Vice President, People and Operations. From February 2007 to May 2012, she served in various roles at Google, including most recently as Head of Premium Services & Customer Programs. Ms. Counselman began her career in industrial operations at a management development program at McMaster-Carr, a supplier of hardware, tools, raw materials, and maintenance equipment industrial materials. Ms. Counselman graduated Summa Cum Laude from Boston University with a B.A. in Finance and Entrepreneurship.

Alison Nicoll. Ms. Nicoll has served as our General Counsel since May 2012. From July 2006 to May 2012, Ms. Nicoll worked on the legal team at PayPal, Inc., a financial services technology company, where she ultimately served as Associate General Counsel and managed the North America legal team responsible for supporting multiple business units on issues ranging from corporate strategy, general commercial matters, regulatory developments and compliance, consumer protection, online and mobile payments and merchant payment acceptance. From 2003 to 2006, she also served as the General Counsel of TSYS Prepaid, a prepaid payments processing company. Ms. Nicoll holds a law degree from the University of Glasgow in Scotland and a Masters of Law from Columbia Law School.

EXECUTIVE COMPENSATION

Our named executive officers, consisting of our principal executive officer and the next two most highly compensated executive officers, as of December 31, 2020, were:

•	Dave Girouard, our Chief Executive Officer and Chairperson of our board of directors;

•	Sanjay Datta, our Chief Financial Officer; and

•	Paul Gu, our Senior Vice President of Product and Data Science and member of our board of directors.

Summary Compensation Table

The following table provides information regarding the compensation earned by or paid to our named executive officers with respect to the years ended December 31, 2020.

Name and Principal Position	Fiscal Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Dave Girouard(3)	2020	396,667	8,030,055	337,000	—	8,763,722
Chief Executive Officer	2019	360,000	—	—	—	360,000

Sanjay Datta	2020	397,917	1,115,300	339,000	—	1,852,217
Chief Financial Officer	2019	375,000	384,525	189,000		948,525

Paul Gu(3)	2020	390,000	1,115,300	332,000	—	1,837,300
SVP, Product and Data Science	2019	269,773	384,525	145,677	—	799,975

(1)

The amount reported represents the aggregate grant-date fair value of the stock options awarded to the named executive officer in 2020, calculated in accordance with ASC Topic 718, “Compensation - Stock Compensation.” Such grant-date fair value does not take into account any estimated forfeitures related to vesting conditions. The assumptions used in calculating the grant-date fair value of the stock options reported in this column are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K filed on March 18, 2020. These amounts do not reflect the actual economic value that may be realized by the named executive officer.

(2)

The amounts reported for 2020 represent the amounts earned by the named executive officers in calendar year 2020 under Upstart’s 2020 Bonus Plan, as described in more detail below under “2020 Bonus Plan.” The amounts reported for 2019 represent the amounts earned by the named executive officers in calendar year 2019 under Upstart’s 2019 Bonus Plan.

(3)	Mr. Girouard and Mr. Gu serve on our board of directors but are not paid additional compensation for such service.

Outstanding Equity Awards at 2020 Year-End

The following table presents information regarding outstanding equity awards held by our named executive officers as of December 31, 2020.

	Option Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(2)	Option Expiration Date
Dave Girouard	September 20, 2016(3)	1,251,745	—	$0.83	September 20, 2026
	November 6, 2020(4)	58,928	491,072	$18.44	November 6, 2030

Sanjay Datta	December 28, 2016(5)	637,346	13,561	$1.35	December 28, 2026
	December 28, 2016(6)	85,535	14,604	$1.35	December 28, 2026
	December 18, 2017(7)	72,916	27,084	$2.15	December 18, 2027
	March 29, 2019(8)	—	150,000	$3.80	March 29, 2029
	January 31, 2020(9)	—	200,000	$8.88	January 31, 2030

Paul Gu	August 21, 2012(10)	116,876	—	$0.15	August 21, 2022
	May 23, 2013(11)	300,000	—	$0.23	May 23, 2023
	June 19, 2014(12)	270,000	—	$0.43	June 19, 2024
	January 14, 2015(13)	200,000	—	$0.60	January 14, 2025
	December 18, 2015(14)	250,000	—	$1.17	December 18, 2025
	June 24, 2016(15)	300,000	—	$1.17	June 24, 2026
	January 9, 2017(16)	144,791	5,209	$1.35	January 9, 2027
	December 18, 2017(17)	145,833	54,167	$2.15	December 18, 2027
	March 29, 2019(18)	—	150,000	$3.80	March 29, 2029
	January 31, 2020(19)	—	200,000	$8.88	January 31, 2030

(1)	Each of the outstanding equity awards listed in the table above was granted pursuant to our 2012 Equity Incentive Plan.
(2)	This column represents the fair value of a share of our common stock on the grant date, as determined by our board of directors.
(3)	The shares underlying this option vest, subject to Mr. Girouard’s continued role as a service provider to us, in 48 equal monthly installments beginning on October 1, 2016.
(4)	The shares underlying this option vest, subject to Mr. Girouard’s continued role as a service provider to us, in 28 equal monthly installments beginning on October 1, 2020.
(5)

The shares underlying this option vest, subject to Mr. Datta’s continued role as a service provider to us, as to 1/4th of the total shares on January 1, 2018 with 1/48th of the total shares vesting monthly thereafter.

(6)

The shares underlying this option vest, subject to Mr. Datta’s continued role as a service provider to us, as to 1/4th of the total shares on July 1, 2018 with 1/48th of the total shares vesting monthly thereafter.

(7)	The shares underlying this option vest, subject to Mr. Datta’s continued role as a service provider to us, in 48 equal monthly installments beginning on February 1, 2018.
(8)	The shares underlying this option vest, subject to Mr. Datta’s continued role as a service provider to us, in 12 equal monthly installments beginning on February 1, 2021.
(9)	The shares underlying this option vest, subject to Mr. Datta’s continued role as a service provider to us, in 12 equal monthly installments beginning on February 1, 2022.
(10)

The shares underlying this option vest, subject to Mr. Gu’s continued role as a service provider to us, as to 1/4th of the total shares on September 1, 2013 with 1/48th of the total shares vesting monthly thereafter.

(11)

The shares underlying this option vest, subject to Mr. Gu’s continued role as a service provider to us, as to 1/4th of the total shares on May 1, 2014 with 1/48th of the total shares vesting monthly thereafter.

(12)

The shares underlying this option vest, subject to Mr. Gu’s continued role as a service provider to us, as to 1/4th of the total shares on April 1, 2015 with 1/48th of the total shares vesting monthly thereafter.

(13)	The shares underlying this option vest, subject to Mr. Gu’s continued role as a service provider to us, in 48 equal monthly installments beginning on February 1, 2015.
(14)	The shares underlying this option vest, subject to Mr. Gu’s continued role as a service provider to us, in 48 equal monthly installments beginning on February 1, 2016.
(15)	The shares underlying this option vest, subject to Mr. Gu’s continued role as a service provider to us, in 48 equal monthly installments beginning on August 1, 2016.
(16)	The shares underlying this option vest, subject to Mr. Gu’s continued role as a service provider to us, in 48 equal monthly installments beginning on February 1, 2017.
(17)	The shares underlying this option vest, subject to Mr. Gu’s continued role as a service provider to us, in 48 equal monthly installments beginning on February 1, 2018.
(18)	The shares underlying this option vest, subject to Mr. Gu’s continued role as a service provider to us, in 12 equal monthly installments beginning on February 1, 2021.
(19)	The shares underlying this option vest, subject to Mr. Gu’s continued role as a service provider to us, in 12 equal monthly installments beginning on February 1, 2022.

Potential Payments upon Termination or Change in Control

In October 2020, our board of directors approved our Executive Change in Control and Severance Policy (the “Severance Policy”). Each of our named executive officers participates in the Severance Policy. Pursuant to our Severance Policy, if, within the 3 month period prior to or the 12 month period following a “change in control” (as defined in the Severance Policy), we terminate the employment of an executive without “cause” (excluding death or disability) or the executive resigns for “good reason” (as such terms are defined in the applicable agreement), and within 60 days following such termination, the executive executes a waiver and release of claims in our favor that becomes effective and irrevocable, the executive will be entitled to receive (i) a lump sum payment equal to 12 months of the executive’s then current annual base salary, (ii) a lump sum payment equal to 100% of the executive’s target annual bonus amount for the year of termination (provided such amount will be prorated based on days of service during the applicable bonus period with respect to Messrs. Datta and Gu), (iii) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for the executive and the executive’s respective eligible dependents for up to 12 months, and (iv) vesting acceleration as to 100% of the then-unvested shares subject to each of the executive’s then outstanding equity awards (and in the case of awards with performance vesting, unless the applicable award agreement governing such award provides otherwise, all performance goals and other vesting criteria will be deemed achieved at target or as earned (determined on a pro rata basis) if greater.

Pursuant to the Severance Policy, in the event any payment to an executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, as amended (the “Code”) (as a result of a payment being classified as a parachute payment under Section 280G of the Code), the executive will receive such payment as would entitle the executive to receive the greatest after-tax benefit, even if it means that we pay the executive a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the Code.

2020 Bonus Plan

Our board of directors adopted an annual bonus plan for calendar year 2020 with goals based on first half and whole year achievement. Due to challenges presented to the business by COVID-19, the first half goals were not achieved and in August 2020 the Compensation Committee modified the 2020 Bonus Plan to provide for the potential for achievement based on achievement of revised goals in the second half of 2020; this revised approach is described below as our 2020 Bonus Plan. Our NEOs were all participants in the 2020 Bonus Plan. The 2020 Bonus Plan provided for non-equity incentive compensation based upon the combined achievement of individual and corporate performance goals over the second half of calendar year 2020. The corporate performance goal under the 2020 Bonus Plan was based on revenue attainment versus a target.

Under the 2020 Bonus Plan, bonus payments were determined by multiplying each participant’s target bonus by (i) a factor determined by individual performance, capped at 170%, and (ii) a factor determined by the achievement of the corporate performance goals as discussed below, capped at 100%. We refer to the attainment of such factors as individual and corporate multipliers, respectively.

The individual multiplier was based on achievement of individual goals over calendar year 2020. The individual multiplier scaled from 0% to 170% depending on our assessment of individual performance; each of our named executive officers was determined to have performed at a level that resulted in 170% achievement.

The corporate multiplier was based on the achievement of revenue attainment goals for the second half of calendar year 2020. Achievement started at 0% for attainment below approximately 76% of the revised second half 2020 target, scaling linearly to 50% achievement at 100% of the revised second half 2020 target, and then scaling linearly to 100% achievement at or above approximately 132% of the revised second half 2020 target. In January 2021, our compensation committee reviewed achievement of approximately 153% of the second half 2020 target and approved a corporate multiplier of 100%.

The 2020 Bonus Plan required a participant’s continued employment through the bonus payment date in order to receive a bonus payment for the applicable performance period.

Policy Regarding Employee, Officer and Director Hedging

We have an insider trading policy, which, among other things, prohibits our directors, officers, employees, consultants and other service providers from engaging in short sales, derivative securities transactions, including hedging, with respect to our securities. In addition, no such person may pledge our securities as collateral for a loan or use our securities as collateral in a margin account without our prior written consent.

Equity Compensation Plan Information

The following table provides information as of December 31, 2020 with respect to the shares of our common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by stockholders
2012 Equity Incentive Plan(1)	19,675,223	$4.27	—
2020 Equity Incentive Plan(2)	—	—	8,057,181
2020 Employee Stock Purchase Plan(3)	—	—	1,380,000
Equity compensation plans not approved by stockholders	—	—	—
Total	19,675,223		9,437,181

(1)

As a result of our IPO and the adoption of the 2020 Equity Incentive Plan (the “2020 Plan”), we no longer grant awards under the 2012 Equity Incentive Plan (the “2012 Plan”); however, all outstanding awards under the 2012 Plan remain subject to the terms of the 2012 Plan. The number of shares underlying stock options granted under the 2012 Plan that expire or terminate or are forfeited or repurchased by the company under the 2012 Plan, tendered to or withheld by the company for payment of an exercise price or for tax withholding, or repurchased by the company due to failure to vest will be automatically added to the 2020 Plan.

(2)

Our 2020 Plan provides that the number of shares of common stock available for issuance under the 2020 Plan will automatically increase on the first day of each fiscal year beginning with the 2021 fiscal year, in an amount equal to the least of (i) 15,000,000 shares, (ii) five percent (5%) of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as the administrator may determine.

(3)

Our 2020 Employee Stock Purchase Plan (the “ESPP”) provides that the number of shares of our common stock available for issuance under the ESPP will automatically increase on the first day of each fiscal year beginning with the 2021 fiscal year, in an amount equal to the least of (i) 2,000,000 shares, (ii) one percent (1%) of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as the administrator may determine.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of March 15, 2021 for:

•	each of the named executive officers;

•	each of our directors;

•	all of our executive officers and directors as a group; and

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock.

The percentage of beneficial ownership shown in the table is based on 73,887,420 shares of common stock outstanding as of March 15, 2021.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules take into account shares of common stock pursuant to stock options that are either immediately exercisable or exercisable on or before the 60th day after March 15, 2021 or issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of March 15, 2021. These shares are deemed to be outstanding and beneficially owned by the person holding those options or a warrant for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Upstart Holdings, Inc., 2950 S. Delaware Street, Suite 300, San Mateo, California 94403.

	Common Stock
Name	Shares(1)%
Directors and Named Executive Officers
Dave Girouard(2)	13,201,727	17.5%
Sanjay Datta(3)	880,206	1.2%
Paul Gu(4)	2,003,542	2.6%
Kerry W. Cooper	—	—
Mary Hentges(5)	85,350	*
Oskar Mielczarek de la Miel	—	—
Ciaran O’Kelly(6)	192,443	*
Robert Schwartz	—	—
Sukhinder Singh Cassidy(7)	74,838	*
Hilliard C. Terry, III(8)	128,295	*
All executive officers and directors as a group (12 persons)(9)	18,638,268	25.2%

5% stockholders
Entities affiliated with Third Point Ventures(10)	13,381,222	18.1%
Entities affiliated with Stone Ridge Trust V(11)	3,685,913	5%
Entities affiliated with Khosla Ventures(12)	5,248,588	7.1%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)

Represents shares beneficially owned by such individual or entity, and includes shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.

(2)

Consists of (i) 9,592,840 shares of common stock were held of record by the 2008 G&T Girouard Revocable Trust, for which Mr. Girouard serves as co-trustee, (ii) 200,000 shares of common stock were held of record by Mr. Girouard as trustee of the GIROUARD 2020 GRAT, dated October 19, 2020, (iii) 1,000,000 shares of common stock were held of record by Mr. Girouard’s sister-in-law, Tristen Baird Willard, as trustee of the JRG 2020 Exempt Gift Trust, (iv) 1,000,000 shares were held of record by Mr. Girouard’s sister-in-law, Tristen Baird Willard, as trustee of the TMG 2020 Exempt Gift Trust and (v) options to purchase an aggregate of 1,408,887 shares of Common Stock held by Mr. Girouard were exercisable within 60 days of March 15, 2021.

(3)	Consists of 880,206 shares subject to options exercisable within 60 days of March 15, 2021 held by Mr. Datta.
(4)	Consists of (i) 210,000 shares held of record by Mr. Gu and (ii) 1,793,542 shares subject to options exercisable within 60 days of March 15, 2021 held by Mr. Gu.
(5)	Consists of 85,530 shares subject to options exercisable within 60 days of March 15, 2021 held by Ms. Hentges.
(6)	Consists of 192,443 shares subject to options exercisable within 60 days of March 15, 2021 held by Mr. O’Kelly.
(7)	Consists of 74,838 shares subject to options exercisable within 60 days of March 15, 2021 held by Ms. Singh Cassidy.
(8)	Consists of 128,295 shares subject to options exercisable within 60 days of March 15, 2021 held by Mr. Terry.
(9)	Consists of (i) 12,002,840 shares beneficially owned by our executive officers and directors and (ii) 6,635,428 shares subject to options exercisable within 60 days of March 15, 2021.
(10)

Based on a Schedule 13G filed with the SEC on February 12, 2021 on behalf of Third Point LLC. Consists of 13,381,222 shares held of record by Third Point Ventures LLC, as nominee for funds managed and/or advised by Third Point LLC. Third Point LLC and Daniel S. Loeb, managing member of Third Point LLC, may be deemed to have voting and investment power over such shares. The address for each of these entities is 55 Hudson Yards, New York, New York 10001.

(11)

Consists of 3,685,913 shares held of record by Stone Ridge Trust V, on behalf of its series Stone Ridge Alternative Lending Risk Premium Fund, or LENDX. Stone Ridge Asset Management LLC, or Stone Ridge, acts as the investment adviser to LENDX, and Stone Ridge is controlled by Ross Stevens. Each of Stone Ridge and Ross Stevens may be deemed to have voting and dispositive power of such shares held by LENDX. The address for each of these entities is 510 Madison Avenue, 21st Floor, New York, New York 10022. LENDX previously entered into an agreement with us pursuant to which it will be entitled to no more than 4.99% of the aggregate voting power of all shares of common stock with respect to any matter presented to our stockholders.

(12)

Consists of 50,508 shares held of record by Khosla Ventures Seed B (CF), LP, or Seed B CF, 889,783 shares held of record by Khosla Ventures Seed B, LP, or Seed B, and 4,308,297 shares held of record by Khosla Ventures V, LP, or KV V. The general partner of Seed B CF and Seed B is Khosla Ventures Seed Associates B, LLC, or B Associates. VK Services, LLC, or VK Services, is the sole manager of B Associates. Vinod Khosla is the managing member of VK Services. Each of Mr. Khosla, VK Services and B Associates may be deemed to share voting and dispositive power of such securities held by Seed B CF and Seed B. Mr. Khosla, VK Services and B Associates disclaim beneficial ownership of such securities held by Seed B CF and Seed B, except to the extent of their respective pecuniary interests therein. The general partner of KV V is Khosla Ventures Associates V, LLC, or KVA V. VK Services, LLC, or VK Services, is the sole manager of KVA V. Vinod Khosla is the managing member of VK Services. Each of Mr. Khosla, VK Services and KVA V may be deemed to share voting and dispositive power of such securities held by KV V. Mr. Khosla, VK Services and KVA V disclaim beneficial ownership of such securities held by KV V, except to the extent of their respective pecuniary interests therein. The address for each of these entities is 2128 Sand Hill Road, Menlo Park, California 94025.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements which are described under the section of this proxy statement captioned “Executive Compensation,” we describe below transactions and series of similar transactions, since January 1, 2020, to which we were a party or will be a party, in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or exceeds $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Transactions with Stone Ridge and Affiliated Entities

Whole Loan Purchases

Stone Ridge Trust V and certain affiliated entities purchased whole loans through our platform in the aggregate amount of $370.2 million in 2020.

Securitization Transactions

Stone Ridge Trust V and certain affiliated entities also contributed approximately $95.2 million, in loans as collateral in private offering securitization transactions that we sponsored and serviced in 2020. In connection with these contributions, Stone Ridge Trust V and certain affiliated entities received cash payments of approximately $95.6 million in 2020.

Servicing Fees

We are the servicer of certain loans purchased and held by Stone Ridge Trust V and certain affiliated entities. In 2020, we received servicing fees in the amount of $1.5 million from Stone Ridge Trust V and certain affiliated entities.

Transactions with Third Point and Affiliated Entities

Pass-Through Certificates

Certain entities affiliated with Third Point purchased approximately $96.1 million in pass-through certificates backed by Upstart-powered loans in 2020 from a series trust affiliated with Jefferies LLC.

Securitization Transactions

In 2020, certain entities affiliated with Third Point contributed approximately $150.3 million in loans as collateral in private offering securitization transactions that we sponsored and serviced through a series trust affiliated with Jefferies LLC and related entities. In connection with these contributions, certain entities affiliated with Third Point received cash payments of approximately $151.8 million.

Other Transactions

Certain of our executive officers and directors participated in Upstart’s platform in previous years by purchasing fractional interests in Upstart-powered loans from a sponsored trust entity. Such program was sunset in 2019, but distributions continue to be made. The aggregate amount of the distributions received by such participating executive officers and directors are set forth below (in thousands):

For the year ended December 31, 2020	Executive Officers	Directors
Distributions received	$781	—

We have granted stock options to our executive officers and certain of our directors. See the sections titled “Executive Compensation - Outstanding Equity Awards at 2020 Year-End” and “Management - Non-Employee Director Compensation” for a description of these stock options.

We have entered into employment agreements and offer letters with certain of our executive officers that provide for, among other things, certain severance and change in control benefits. See the section titled “Executive Compensation - Executive Employment Agreements” for additional information.

Other than as described above under this section titled “Certain Relationships and Related Party Transactions,” since January 1, 2020, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

Limitation of Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except for liability for any:

•	breach of their duty of loyalty to our company or our stockholders;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our amended and restated bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws also provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into or will enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are included in our amended and restated certificate of incorporation, amended and restated bylaws and in indemnification agreements that we have entered into or will enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Policies and Procedures for Related Party Transactions

Our audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our written policy regarding transactions between us and related persons provides that a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. Our audit committee charter provides that our audit committee shall review and approve or disapprove any related party transactions.

OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership with the SEC. Based solely on our review of Forms 3, 4 and 5 and amendments thereto filed electronically with the SEC by the reporting persons, and written representations from certain reporting persons, we believe that our directors, executive officers, and ten percent stockholders complied with all Section 16(a) filing requirements applicable to them during the year ended December 31, 2020.

2020 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2020 are included in our Annual Report on Form 10-K. Our Annual Report and this proxy statement are posted on our website at ir.upstart.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our Annual Report without charge by sending a written request to Investor Relations, Upstart Holdings, Inc., 2950 S. Delaware Street, Suite 300, San Mateo, California 94403.

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Upstart does not know of any other matters to be presented at the 2021 Annual Meeting. If any additional matters are properly presented at the 2021 Annual Meeting, the designated proxy holders listed in this proxy statement will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the 2021 Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed in the Notice or on the accompanying proxy card or, or if you requested to receive a printed copy of the proxy materials, by executing and returning, at your earliest convenience, the accompanying proxy card or voter instructions form in the envelope that has also been provided.

UPSTART HOLDINGS, INC. ATTN: INVESTOR RELATIONS 2950 S. DELAWARE STREET, SUITE 300 SAN MATEO, CALIFORNIA 94403 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 25, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/UPST2021 You may attend the Annual Meeting of Stockholders via the Internet and vote during the meeting. Have the information that is printed in the box by the arrow available and follow the instructions. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 25, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D45849-P52535 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. UPSTART HOLDINGS, INC. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR each of the following Class I nominees: 1. Election of Directors Nominees: 01) Dave Girouard 02) Hilliard C. Terry, III The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021. NOTE: In their discretion, the proxy holders will vote on such other business as may properly come before the meeting or any adjournments or postponements thereof. This section must be completed for your vote to be counted Date and Sign Below Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. D45850-P52535 UPSTART HOLDINGS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS MAY 26, 2021, 9:00 AM Pacific Time The stockholder(s) hereby appoint(s) Dave Girouard, Sanjay Datta and Alison Nicoll, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Upstart Holdings, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually on Wednesday, May 26, 2021, at 9:00 a.m. Pacific Time or at any postponements or adjournments thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2. In their discretion, Dave Girouard, Sanjay Datta and Alison Nicoll, or any of them, are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any postponements or adjournments thereof. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE CONTINUED AND TO BE SIGNED ON REVERSE SIDE